Exhibit 99.1

Contact:	Susannah R. Robinson Director, Investor Relations (617) 342-6129

CABOT ANNOUNCES FIRST QUARTER OPERATING RESULTS

BOSTON, MA (January 23, 2008) – Cabot Corporation (NYSE:CBT) today announced net income of $36 million ($0.56 per diluted common share) for the first quarter of 2008, including $7 million after-tax ($0.11 per diluted common share) of income from certain items. This is compared to net income of $54 million ($0.79 per diluted common share) for the first quarter of fiscal 2007, which included $2 million after-tax ($0.03 per diluted common share) of charges from certain items. Cabot’s results during the quarter were unfavorably impacted by approximately $17 million arising from the time lag of the feedstock related pricing adjustments in the Company’s rubber blacks supply contracts and the immediate recognition of higher feedstock costs in North America, due to the use of LIFO accounting. The Company’s results during the quarter were positively impacted by approximately $14 million of tax benefits arising from favorable settlements of tax audits as well as various tax credits in China. Details of the Company’s financial results and certain items included in net income are provided in the accompanying tables.

In commenting, Patrick Prevost, Cabot’s President and CEO, said, “Although we were not satisfied with our operating results for the first quarter, when taking all factors into consideration, we believe the performance was solid, in line with the fourth quarter of 2007. We were able to achieve broad-based volume growth compared to the same period last year, particularly in key geographic areas and market segments. In the Carbon Black Business, volumes grew solidly in the core product lines compared to the prior year, however, rapid raw material cost increases caused a decline in unit margins. As in the fourth quarter of 2007, this decline included a significant effect from the time lag of the feedstock related pricing adjustments in our supply contracts. The contract lag effect will continue to impact our results in an environment of highly volatile raw material costs. Performance in our inkjet colorants product line continued to be weak. As expected, the inkjet aftermarket has improved, as evidenced by increased volumes compared to the fourth quarter of 2007. However, this improvement was more than offset by weakness in the OEM small office, home office market segment attributable to year-end inventory management by our customers. The development of the high speed opportunity remains slow. The Metal Oxides Business performed well. Our efforts to diversify into new geographies are paying off and we are seeing good development of the specialty portion of our product portfolio. The Supermetals Business continues to experience the highly competitive environment we discussed last quarter. We remain focused on generating cash in this Business and are exploring additional cost reduction opportunities. Our Specialty Fluids Business had a strong quarter, continuing on a track of solid performance with multiple opportunities developing in geographic regions outside of the North Sea. More broadly, we believe our strong balance sheet and our underlying business fundamentals position us well to withstand a downturn that could arise from negative macroeconomic factors.”

Business Financial Detail

The following discussion of our results includes information on our reportable segment sales and operating profit before taxes (“PBT”) and should be read in conjunction with the accompanying financial tables. We use segment PBT to measure our consolidated operating results and to assess segment performance. When explaining the changes in our PBT period on period, we use several terms. The term “fixed costs” means fixed manufacturing costs, including utilities. The term “inventory related charges” means differences attributable to items such as (i) inventory obsolescence and valuation reserves; (ii) utilization variances; and (iii) other increases or decreases in costs associated with the production of inventory. The term “product mix” refers to the various types and grades of products sold by a particular business or product line during the quarter, and the positive or negative impact of that mix on the variable margin and profitability of the business or product line.

Carbon Black Business

The following chart details the percentage change in volume by product line for the first fiscal quarter of 2008, as compared to the first and fourth fiscal quarters of 2007:

	First quarter 2008 vs. first quarter 2007	First quarter 2008 vs. fourth quarter 2007
Rubber Blacks	8%	flat volumes
North America	12%	(2%)
South America	12%	2%
Europe	flat volumes	7%
Asia Pacific	10%	1%
China	8%	(8%)
Performance Products	7%	(7%)
Inkjet Colorants	(6%)	(12%)

Revenue Variance Analysis

•

The $75 million increase in revenue from the first quarter of 2007 to the first quarter of 2008 was driven by the positive impact of foreign currency translation on our selling prices ($36 million), increased volumes ($35 million) and increased selling prices ($4 million).

•

The $39 million increase in revenue from the fourth quarter of 2007 to the first quarter of 2008 was driven by increased selling prices ($31 million) and the positive impact of foreign currency translation on our selling prices ($18 million), partially offset by lower volumes ($11 million).

Profit Variance Analysis

•

The $33 million decrease in PBT from the first quarter of 2007 to the first quarter of 2008 was driven by raw material cost increases ($53 million), and higher fixed costs of new capacity ($5 million), partially offset by increased volumes ($14 million), higher selling prices and improved product mix ($5 million) and a benefit from inventory related charges ($4 million).

•

The $1 million increase in PBT from the fourth quarter of 2007 to the first quarter of 2008 was driven by lower selling, technical and administrative expenses ($3 million), increased pricing that more than offset higher raw material costs (net benefit of $2 million), lower fixed costs ($1 million) and the positive benefit of inventory related charges ($1 million), partially offset by lower volumes ($6 million).

Variability in feedstock costs significantly impacts financial results for both the Carbon Black Business segment and the Company as a whole on a quarterly basis. The table below quantifies, in millions of dollars, the absolute impact on PBT during a quarter of both the time lag of our feedstock related pricing adjustments in our rubber blacks supply contracts (“contract lag”) and the immediate recognition of feedstock costs in North America due to the use of LIFO accounting (“LIFO impact”).

(millions of dollars)	Fiscal Year 2007	Fiscal Year 2008
Quarter 1
contract lag	8	(9)
LIFO impact	5	(8)
Quarter 2
contract lag	7
LIFO impact	(2)
Quarter 3
contract lag	(8)
LIFO impact	(8)
Quarter 4
contract lag	(13)
LIFO impact	(1)

Metal Oxides Business

Volumes in the fumed metal oxides product line increased by 4% when comparing the first quarter of 2008 to the first quarter of 2007 as increases in the niche market segment more than offset declines in both the silicones and electronics segments. When comparing the first quarter of 2008 to the fourth quarter of 2007, volumes decreased by 3% in the product line.

Revenue Variance Analysis

•

The $5 million increase in revenue from the first quarter of 2007 to the first quarter of 2008 was driven by the positive impact of foreign currency translation on our selling prices ($3 million) and increased volumes ($2 million).

•

The $1 million decrease in revenue from the fourth quarter of 2007 to the first quarter of 2008 was driven by lower volumes ($2 million) and an unfavorable product mix ($1 million), partially offset by the positive impact of foreign currency translation on our selling prices ($1 million).

Profit Variance Analysis

•

The $1 million decrease in PBT from the first quarter of 2007 to the first quarter of 2008 was driven by higher fixed costs, principally higher utility costs ($1 million), higher selling, technical and administrative costs ($1 million) and the unfavorable impact of inventory related charges ($1 million), partially offset by higher volumes ($2 million).

•	PBT was flat from the fourth quarter of 2007 to the first quarter of 2008.

Supermetals Business

Revenue Variance Analysis

•

The $24 million decrease in revenue from the first quarter of 2007 to the first quarter of 2008 was driven by lower volume ($16 million) and lower pricing ($8 million), principally due to the end of favorable contract sales.

•	The $2 million decrease in revenue from the fourth quarter of 2007 to the first quarter of 2008 was driven by lower volumes.

Profit Variance Analysis

•

The $15 million decrease in PBT from the first quarter of 2007 to the first quarter of 2008 was driven by lower volumes ($9 million) and lower pricing ($8 million), resulting from the end of favorable contract sales, partially offset by lower fixed costs ($3 million).

•	PBT was flat from the fourth quarter of 2007 to the first quarter of 2008 as lower fixed costs ($3 million) were offset by the unfavorable impact of inventory related charges ($3 million).

Specialty Fluids Business

Profit Variance Analysis

•

PBT decreased by $1 million from the first quarter of 2007 to the first quarter of 2008 as increased rental revenue and a higher fluid utilization rate was more than offset by a lower volume of fluid sold.

•	PBT was flat from the fourth quarter of 2007 to the first quarter of 2008 as stronger rental revenues and a significantly higher fluid utilization rate offset a lower volume of fluid sold.

Variability in the percentage of our total available fluid inventory used during a period, or the fluid utilization rate, significantly impacts financial results for the Specialty Fluids Business on a quarterly basis. The table below quantifies the absolute fluid utilization percentage by quarter for fiscal 2007 and the first quarter of fiscal 2008.

	Fiscal Year 2007	Fiscal Year 2008
Quarter 1	17%	21%
Quarter 2	13%
Quarter 3	19%
Quarter 4	12%

Corporate Financial Detail

Capital Expenditures- Cabot invested approximately $33 million in capital expenditures during the first fiscal quarter of 2008.

Open Market Share Repurchases- During the first fiscal quarter of 2008, the Company repurchased 119,400 shares of its common stock on the open market for a cash cost of approximately $4 million. Approximately 5 million shares remain on the current Board of Directors’ authorization.

Working Capital- Working capital increased by $91 million on a constant dollar basis (an increase of $112 million at actual exchange rates) during the first fiscal quarter of 2008 driven principally by higher carbon black feedstock costs impacting both inventories and selling prices.

Tax Rate- The Company’s overall tax rate for net income from continuing operations was a 16% benefit for the first fiscal quarter of 2008. During the quarter, the Company recorded net tax benefits in continuing operations of approximately $7 million ($0.11 per diluted common share) from tax settlements and an increase of tax reserves. Additionally, the Company recorded tax benefits in continuing operations of approximately $7 million ($0.12 per diluted common share) from China dividend reinvestment and investment credits approved during the quarter. Excluding the impact of these tax benefits, the Company’s tax rate would have been a provision of approximately 27% for the first fiscal quarter of 2008.

This earnings release contains forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Cabot, particularly its latest annual report on Form 10-K, could cause results to differ materially from those stated. These factors include, but are not limited to changes in cost of raw materials; costs associated with the research and development of new products, including regulatory approval and market acceptance; competitive pressures; successful integration of structural changes, including restructuring plans, and joint ventures; the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the company does business; and severe weather events that cause business interruptions, including plant and power outages, or disruptions in supplier and customer operations.

Cabot Corporation is a global specialty chemicals and materials company headquartered in Boston, MA. Cabot’s major products are carbon black, fumed silica, inkjet colorants, capacitor materials, and cesium formate drilling fluids. The Company’s website is: http://www.cabot-corp.com.

First Quarter Earnings Announcement, Fiscal 2008

CABOT CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS

Periods ended December 31	Three Months
Dollars in millions, except per share amounts (unaudited)	2007	2006
Net sales and other operating revenues	$711	$655
Cost of sales	594	506

Gross profit	117	149
Selling and administrative expenses	56	54
Research and technical expenses	17	15

Income from operations	44	80
Other income and expense
Interest and dividend income	1	2
Interest expense	(9)	(9)
Other income (expense)	(2)	2

Total other income and expense	(10)	(5)

Income from continuing operations before income taxes	34	75
Benefit (provision) for income taxes	6	(19)
Equity in net income of affiliated companies, net of tax	2	3
Minority interest in net income, net of tax	(6)	(5)

Net income	36	54
Dividends on preferred stock, net of tax benefit	—	—

Net income available to common shares	$36	$54

Diluted earnings per share of common stock
Diluted	$0.56	$0.79

Weighted average common shares outstanding
Diluted	64	69

First Quarter Earnings Announcement, Fiscal 2008

CABOT CORPORATION SUMMARY RESULTS BY SEGMENTS

Periods ended December 31	Three Months
Dollars in millions, except per share amounts (unaudited)	2007	2006
SALES
Carbon Black Business (A)	$560	$485
Rubber blacks	409	351
Performance products	142	123
Inkjet colorants	8	10
Superior MicroPowders	1	1
Metal Oxides Business	70	65
Fumed metal oxides	70	65
Aerogel	—	—
Supermetals Business	53	77
Specialty Fluids Business	16	16

Segment sales	699	643
Unallocated and other (B)	12	12

Net sales and other operating revenues	$711	$655

SEGMENT PROFIT
Carbon Black Business	$21	$54
Metal Oxides Business	8	9
Supermetals Business	1	16
Specialty Fluids Business	7	8

Total Segment Profit (C)	37	87
Interest expense	(9)	(9)
General unallocated expense (D)	8	—
Less: Equity in net income of affiliated companies, net of tax	(2)	(3)

Income from continuing operations before income taxes	34	75
Benefit (provision) for income taxes	6	(19)
Equity in net income of affiliated companies, net of tax	2	3
Minority interest in net income, net of tax	(6)	(5)

Net income	36	54
Dividends on preferred stock, net of tax benefit	—	—

Net income available to common shares	$36	$54

Diluted earnings per share of common stock
Diluted	$0.56	$0.79

Weighted average common shares outstanding
Diluted	64	69

(A)	Segment sales for certain operating segments within the Carbon Black Business include 100% of sales of one equity affiliate at market-based prices.

(B)	Unallocated and other reflects an elimination for sales of one equity affiliate offset by royalties paid by equity affiliates and external shipping and handling fees.

(C)

Segment profit is a measure used by Cabot’s operating decision-makers to measure consolidated operating results and assess segment performance. Segment profit includes equity in net income of affiliated companies, royalties paid by equity affiliates, minority interest and allocated corporate costs.

(D)	General unallocated expense includes foreign currency transaction gains (losses), interest income, dividend income, and the certain items listed in Exhibit I.

First Quarter Earnings Announcement, Fiscal 2008

CABOT CORPORATION CONDENSED CONSOLIDATED FINANCIAL POSITION

Dollars in millions, except share and per share amounts	December 31, 2007(A) (unaudited)	September 30, 2007 (audited)
Current assets:
Cash and cash equivalents	$129	$154
Short-term marketable securities	1	2
Accounts and notes receivable, net of reserve for doubtful accounts of $6 and $6	601	563
Inventories:
Raw materials	178	154
Work in process	71	77
Finished goods	221	184
Other	30	27

Total inventories	500	442
Prepaid expenses and other current assets	90	72
Deferred income taxes	39	35
Assets held for sale	7	7

Total current assets	1,367	1,275

Investments:
Equity affiliates	67	65
Long-term marketable securities and cost investments	3	3

Total investments	70	68

Property, plant and equipment	2,899	2,823
Accumulated depreciation and amortization	(1,874)	(1,807)

Net property, plant and equipment	1,025	1,016

Other assets:
Goodwill	35	34
Intangible assets, net of accumulated amortization of $11 and $10	3	4
Assets held for rent	43	42
Deferred income taxes	128	120
Other assets	86	77

Total other assets	295	277

Total assets	$2,757	$2,636

(A)

The above statement of Condensed Consolidated Financial Position includes the Company’s initial estimate of the impact of adopting FIN 48 during the quarter ended December 31, 2007. The impact of adoption included above is an increase to stockholders’ equity of approximately $1 million. Reclassifications of certain tax related balances are possible based on further analysis to be performed prior to the Company’s filing of its quarterly report of Form 10-Q for the quarter ended December 31, 2007.

First Quarter Earnings Announcement, Fiscal 2008

CABOT CORPORATION CONDENSED CONSOLIDATED FINANCIAL POSITION

Dollars in millions, except share and per share amounts	December 31, 2007(A) (unaudited)	September 30, 2007 (audited)
Current liabilities:
Notes payable to banks	$121	$67
Accounts payable and accrued liabilities	419	427
Income taxes payable	36	36
Deferred income taxes	2	2
Current portion of long-term debt	10	15

Total current liabilities	588	547

Long-term debt	505	503
Deferred income taxes	15	16
Other liabilities	318	300
Minority interest	86	76
Stockholders’ equity:
Preferred stock:
Authorized: 2,000,000 shares of $1 par value	—	—
Series B ESOP Convertible Preferred Stock 7.75% Cumulative
Authorized: 200,000 shares
Issued: None
Outstanding: None
Common stock:
Authorized: 200,000,000 shares of $1 par value	65	65
Issued: 65,315,338 and 65,424,674 shares
Outstanding: 65,171,348 and 65,279,803 shares
Less cost of 143,990 and 144,871 shares of common treasury stock	(5)	(5)
Additional paid-in capital	2	—
Retained earnings	1,144	1,119
Deferred employee benefits	(33)	(34)
Notes receivable for restricted stock	(19)	(19)
Accumulated other comprehensive income	91	68

Total stockholders’ equity	1,245	1,194

Total liabilities and stockholders’ equity	$2,757	$2,636

(A)

The above statement of Condensed Consolidated Financial Position includes the Company’s initial estimate of the impact of adopting FIN 48 during the quarter ended December 31, 2007. The impact of adoption included above is an increase to stockholders’ equity of approximately $1 million. Reclassifications of certain tax related balances are possible based on further analysis to be performed prior to the Company’s filing of its quarterly report of Form 10-Q for the quarter ended December 31, 2007.

CABOT CORPORATION

	Fiscal 2007					Fiscal 2008
In millions, except per share amounts (unaudited)	Dec. Q.	Mar. Q.	June Q.	Sept. Q.	FY	Dec. Q.	Mar. Q.	June Q.	Sept. Q.	FY
Sales
Carbon Black Business (A)	$485	$493	$506	$521	$2,005	$560
Rubber blacks	351	346	351	368	1,416	409
Performance products	123	134	142	142	541	142
Inkjet colorants	10	13	13	10	46	8
Superior MicroPowders	1	—	—	1	2	1
Metal Oxides Business	65	68	67	71	271	70
Fumed metal oxides	65	68	66	71	270	70
Aerogel	—	—	1	—	1	—
Supermetals Business	77	53	48	55	233	53
Specialty Fluids Business	16	10	16	16	58	16

Segment Sales	643	624	637	663	2,567	699
Unallocated and other (B)	12	13	12	12	49	12

Net sales and other operating revenues	$655	$637	$649	$675	$2,616	$711

Segment Profit
Carbon Black Business	$54	$57	$25	$20	$156	$21
Metal Oxides Business	9	10	9	8	36	8
Supermetals Business	16	(2)	—	1	15	1
Specialty Fluids Business	8	3	7	7	25	7

Total Segment Profit (C)	87	68	41	36	232	37
Interest expense	(9)	(9)	(8)	(8)	(34)	(9)
General unallocated income (expense) (D)	—	(15)	1	(5)	(18)	8
Less: Equity in net income of affiliated companies, net of tax	(3)	(3)	(3)	(3)	(12)	(2)

Income from continuing operations before income taxes	75	41	31	20	168	34
Benefit (provision) for income taxes	(19)	(11)	(9)	2	(38)	6
Equity in net income of affiliated companies, net of tax	3	3	3	3	12	2
Minority interest in net income, net of tax	(5)	(2)	(4)	(4)	(15)	(6)

Net income from continuing operations	54	31	21	21	127	36
Discontinued operations, net of tax (E)	—	—	(1)	3	2	—
Net income	54	31	20	24	129	36
Dividends on preferred stock, net of tax benefit	—	(1)	—	—	(1)	—

Net income available to common shares	$54	$30	$20	$24	$128	$36

Diluted earnings per share of common stock
Net income from continuing operations	$0.79	$0.45	$0.31	$0.32	$1.87	$0.56
Discontinued operations, net of tax (E)	—	—	(0.01)	0.04	0.03	—

Net income	$0.79	$0.45	$0.30	$0.36	$1.90	$0.56

Weighted average common shares outstanding
Diluted	69	69	68	66	68	64

(A)	Segment sales for certain operating segments within the Carbon Black Business include 100% of sales of one equity affiliate at market-based prices.

(B)	Unallocated and other reflects an elimination for sales for one equity affiliate offset by royalties paid by equity affiliates and external shipping and handling fees.

(C)

Segment profit is a measure used by Cabot’s operating decision-makers to measure consolidated operating results and assess segment performance. Segment profit includes equity in net income of affiliated companies, royalties paid by equity affiliates, minority interest and allocated corporate costs.

(D)	General unallocated expense includes foreign currency transaction gains (losses), interest income, dividend income and certain items listed in Exhibit I.

(E)	Amounts relate to legal and tax settlements in connection with our discontinued operations.

First Quarter Earnings Announcement, Fiscal 2008

CABOT CORPORATION CERTAIN ITEMS-Exhibit I

Periods ended December 31	Three Months
	2007	2007	2006	2006
Dollars in millions, except per share amounts (unaudited)	$	per share(A)	$	per share(A)
Certain items before income taxes
Environmental reserves/settlement	$(1)	$(0.01)	$—	$—
Restructuring initiaves:
- Global	—	—	(2)	(0.02)
- Altona	18	0.20	(1)	(0.01)
- North America	(6)	(0.07)	—	—
- Europe(B)	(1)	(0.01)	—	—

Total certain items	10	0.11	(3)	(0.03)

Tax impact of certain items	(3)	—	1	—

Total certain items	$7	$0.11	$(2)	$(0.03)

Periods ended December 31	Three Months
Dollars in millions (unaudited)	2007	2006
Statement of Operations Line Item
Cost of sales	11	$(2)
Selling and administrative expenses	(1)	(1)

Total certain items	$10	$(3)

Periods ended December 31	Three Months
Dollars in millions (unaudited)	2007	2006
Certain items by Segment
carbon black Business	$11	$(3)
Other	(1)	—

Total certain items	$10	$(3)

(A)	Per share amounts are calculated after tax.
(B)	Charge relates to former Carbon Black facility.